Exhibit 99.1

Galena Biopharma Reports Third Quarter 2012 Financial Results

Lake Oswego, Oregon, November 13, 2012 — Galena Biopharma, Inc. (NASDAQ: GALE), a biotechnology company focused on developing innovative, targeted oncology treatments addressing major unmet medical needs to advance cancer care, today reported its financial results for the quarter ended September 30, 2012 and provided a business update.

“We have made significant progress in accelerating patient enrollment in the NeuVax™ Phase 3 PRESENT trial,” said Mark J. Ahn, Ph.D., President and Chief Executive Officer. “We have strengthened our team and intellectual property, and have opened 40 sites in North America and started opening an additional 40 sites in Western and Eastern Europe, Russia, Ukraine and Israel as planned. 2013 will be a significant year of operational and business development milestones for the company.”

Recent Business Highlights

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Presented positive NeuVax (nelipepimut-S or E75) data at the 27th Annual Meeting of the Society for Immunotherapy of Cancer (SITC) indicating that vaccine treated patients were more likely to show a decrease in Circulating Tumor Cells (CTCs) than control patients. CTCs are cells that have detached from the primary breast tumor and circulate in the bloodstream, and may then cause the growth of additional tumors (metastases) in different tissues. Results showed a total of 26 patients receiving NeuVax had at least two CTC measurements made during the vaccine treatment. In 16/26 NeuVax treated patients, the CTCs decreased during the time of treatment, corresponding with an increase in the patients’ E75-specific CD8+ cytotoxic T-lymphocytes (killer T-cells) and an increase in their delayed type hypersensitivity (DTH) reactions. DTH is the measurable signal on the skin that the patient is immunologically responding to treatment. None of these patients had a recurrence of their cancer during the five year follow-up period.

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Received approval from the United States Adopted Names (USAN) Council for nonproprietary name, “nelipepimut-S” (pronounced nel” i pep’ i mut) for Galena’s cancer immunotherapy drug, NeuVax™. The USAN Council serves health professions of the United States by selecting simple, informative and unique nonproprietary names for drugs by establishing logical nomenclature classifications based on pharmacological and/or chemical relationships.

•	Issued two key patents in the 3rd Quarter:

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The U.S. Patent and Trademark Office (USPTO) issued a patent for NeuVax™ (nelipepimut-S or E75). The patent covers the use of NeuVax, a HER2/neu peptide vaccine, for inducing immunity to breast cancer recurrence in HER2 negative patients (low-to-intermediate IHC levels of 1+ or 2+ and a FISH rating of less than 2.0). This is the patient population targeted for Galena’s ongoing Phase 3 PRESENT trial. The patent provides NeuVax exclusivity for this indication until 2028, not including any patent term extensions.

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The Japan Patent Office (JPO) issued a Folate Binding Protein (FBP) cancer vaccine patent in Japan. This Composition of Matter and Treatment patent covers FBP peptide variants for individual or expanded use in combination with the novel FBP vaccine, E39. The patent provides exclusivity in Japan until 2022.

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Strengthened the clinical management team by appointing Lynn Sutton, RN, MN, NP as Vice President, Clinical Operations in September 2012. Ms. Sutton has over 20 years of clinical development and project management experience in the pharmaceutical industry. Most recently, Ms. Sutton was the Vice President of Clinical Services at Allos Therapeutics until the company was purchased by Spectrum Pharmaceuticals. Throughout her career, Ms. Sutton has been responsible for overseeing global programs across all phases of development, focusing primarily in oncology and orphan indications.

•	Presenting final Phase 2 trial data at the 35th Annual CTRC-AACR San Antonio Breast Cancer Symposium (SABCS), which will be held December 4-8, 2012.

Third Quarter 2012 Financial Highlights

Net loss for the three months ended September 30, 2012 was $6.3 million, or $0.09 per basic and diluted share, versus a net loss of $5.5 million, or $0.13 per basic and diluted share for the three months ended September 30, 2011. Net loss for the nine months ended September 30, 2012 was $31.2 million, or $0.52 per basic and diluted share, versus a net loss of $13.0 million, or $0.39 per basic and diluted share, for the nine months ended September 30, 2011.

Operating loss from continuing operations for the three months ended September 30, 2012 was $5.5 million, including $0.4 million in non-cash stock based compensations charges, compared with $3.4 million for the three months ended September 30, 2011, including $0.7 million in non-cash stock based compensation charges. For the nine months ended September 30, 2012, operating loss from continuing operations was $15.6 million, including $1.3 million in non-cash stock based compensation charges, compared with $8.9 million, including $2.1 million in non-cash stock based compensation charges, for the nine months ended September 30, 2011. There was no loss from discontinued operations for the three months ended September 30, 2012, as compared to $1.6 million for the three months ended September 30, 2011. Loss from discontinued operations was $1.6 million for the nine months ended September 30, 2012 as compared to $5.9 million for the nine months ended September 30, 2011. The period to period changes in net loss, loss from continued operations and loss from discontinued operations are primarily driven by Galena’s ongoing, late-stage trial for its NeuVax product candidate and the spin-off of the former RXi Pharmaceuticals subsidiary on April 27, 2012.

Galena Biopharma also incurs income or expense due to non-cash charges related to changes in the fair value estimates of the Company’s warrant liabilities and contingent purchase price liability, referred to as “other income or expense.” Other expense for the three months ended September 30, 2012 was $0.7 million versus other expense of $0.4 million for the three months ended September 30, 2011. Other expense for the nine months ended September 30, 2012 was $13.9 million versus other income of $1.7 million for the nine months ended September 30, 2011.

As of September 30, 2012, Galena had cash and cash equivalents of $15.4 million, compared with cash and cash equivalents of $11.4 million as of December 31, 2011. Galena also retains approximately 32.7 million shares of common stock of its former subsidiary, RXi Pharmaceuticals (OTCBB: RXII). The market value of the RXi shares held by Galena at September 30, 2012 was approximately $3.6 million.

About NeuVax™ (nelipepimut-S or E75)

NeuVax™ (nelipepimut-S) is the immmunodominant nonapeptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut-S sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTL) following binding to HLA-A2/A3 molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy through cell lysis HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut-S immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease free survival (DFS), the Food and Drug Administration (FDA) granted NeuVax a Special Protocol Assessment (SPA) for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The Phase 3 trial is ongoing and additional information on the study can be found at www.neuvax.com.

According to the National Cancer Institute, over 230,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, about 75% test positive for HER2 (IHC 1+, 2+ or 3+). NeuVax targets approximately 50-60% of HER2-positive patients (IHC 1+/2+ or FISH <2.2) who achieve remission with current standard of care, but have no available HER2-targeted adjuvant treatment options to maintain their disease-free status.

About Folate Binding Protein (FBP)

Folate Binding Protein (FBP) is highly over-expressed in breast, ovarian and endometrial cancers and is a well-validated therapeutic target. FBP is the source of immunogenic peptides like E39 that can stimulate cytotoxic T lymphocytes (CTL) to recognize and destroy preclinical FBP-expressing cancer cells. The FBP vaccine consists of the FBP peptide(s) combined with the immune adjuvant, granulocyte macrophage-colony stimulating factor (GM-CSF). Galena’s FBP vaccine, E39, is currently in a Phase 1/2 trial in two gynecological cancers: ovarian and endometrial adenocarcinomas.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company that develops innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information please visit us at www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the preliminary results of the trends in CTS in patients treated with NeuVax, as well as statements about expectations, plans and prospects for the development of Galena’s product candidates. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Galena Biopharma

(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF EXPENSES

(Amounts in thousands, except share and per share data)

	Three	Three	Nine	Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011
Expenses:
Research and development	$4,169	$1,367	$10,553	$1,757
General and administrative	1,359	2,068	5,068	7,136

Operating loss	(5,528)	(3,435)	(15,621)	(8,893)
Other income (expense), net	(733)	(399)	(13,953)	1,717

Net loss - continuing operations	(6,261)	(3,834)	(29,574)	(7,176)
Net loss - discontinued operations	—	(1,641)	(1,644)	(5,898)

Net loss	$(6,261)	$(5,475)	$(31,218)	$(13,074)

Earnings per common share - basic and diluted
Continuing operations	$(0.09)	$(0.09)	$(0.49)	$(0.21)

Discontinued operations	$—	$(0.04)	$(0.03)	$(0.18)

Net loss	$(0.09)	$(0.13)	$(0.52)	$(0.39)

Weighted average shares outstanding - basic and diluted	67,265,470	41,970,481	60,150,658	33,697,704

Galena Biopharma

(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$15,423	$11,433
Restricted cash	101	101
Prepaid expenses	801	276

Total current assets	16,325	11,810

Equipment and furnishings, net	31	393
In-process research and development	12,864	12,864
Goodwill	5,898	5,898
Deposits	74	3

Total assets	$35,192	$30,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,222	$5,139
Current maturities of capital lease obligations	6	35
Convertible notes payable, current	—	500
Fair value of warrants potentially settleable in cash	4,904	3,746
Current contingent purchase price consideration	925	1,782

Total current liabilities	10,057	11,202
Capital lease obligations, net of current maturities	51	32
Deferred tax liability, non-current	5,053	5,053
Contingent purchase price consideration, long term	5,866	4,569

Total liabilities	21,027	20,856
Stockholders’ equity	14,165	10,112

Total liabilities and stockholders’ equity	$35,192	$30,968

Contacts:

Madeline Hatton

Toll free: +1 (855) 855-GALE (4253), ext. 109

info@galenabiopharma.com

or

Remy Bernarda

IR Sense, LLC

+1 (503) 400-6995

remy@irsense.com